EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RehabCare Group, Inc:

We consent to the incorporation by reference in the registration statements Nos. 33-67944, 33-82106, 33-82048, 333-11311, 333-120005, and 333-138628 on Form S-8 of RehabCare Group, Inc. of our report dated March 10, 2008, with respect to the consolidated balance sheets of RehabCare Group, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of RehabCare Group, Inc.

Our report dated March 10, 2008 makes reference to our reliance on the report of other auditors as it relates to the amounts included for InteliStaf Holdings, Inc. and subsidiaries for the year ended December 31, 2005.  In addition, our report refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007, and to the adoption of Statement of Financial Accounting Standard No. 123(R), Share Based-Payment, effective January 1, 2006.

/s/ KPMG LLP

St. Louis, Missouri
March 10, 2008